EXHIBIT 99.1

OSI Systems, Inc. Healthcare Operations

Unaudited Pro-Forma Income Statements

for the Years Ended June 30, 2004 and 2005,

Assuming the Consolidation of Spacelabs Medical,

Blease, Dolphin and Osteometer for those Two Years,

and Actual Unaudited Income Statement for the Year Ended June 30, 2005

Profit and loss account

June Year-end (All data in US$m)

Sales	Pro-Forma 2004	Pro-Forma 2005	Fiscal Year 2005
Monitoring
(includes sales and accessories and service)
Blease
Med Solutions
(includes ABP, Dolphin, Med data, & Osteoporosis)
Total Revenues	183.2	205.4	195.7
(split on half year)
Gross profit	78.4	92.2	89.7
COGS	104.8	113.2	106.1
Gross margin (%)	42.8%	44.9%	45.8%
SG&A	69.6	69.2	66.3
Research & Development	19.6	16.8	16.2

Operating costs	89.2	86.0	82.5
Operating margin (%)	—	3.0%	3.6%
EBIT (operating profit)	-10.8	6.2	7.1
Interest	0.0	0.1	0.1
Profit before tax	-10.8	6.1	7.0
Tax	0.0	2.1	2.4
Tax rate (%)	0.0%	34.6%	34.6%
Net income	-10.8	4.0	4.6
Net income (pre amortisation)
Depreciation and amortisation	0.0	0.0	0.0
Exceptionals	-3.4	-2.1	-2.1
Pre exceptional, operating profit	-7.4	8.4	9.2

OSI Systems, Inc. Healthcare Operations

Unaudited Summerized Cash Flow

Statement for the Year Ended June 30, 2005

Cash flow statement	Fiscal Year 2005
Net income / (loss)	4.6
Adjustment to reconcile net income to cash flows
Depreciation	1.6
Amortisation	1.5
Net working capital movements	-4.2
Net cash from operating activities	3.5
Cash from inter-company transactions	9.9
Capital expenditure	-3.9
Acquisitions	-9.7
Proceeds from IPO	0.0
Other	1.9
Repayment of loans	0.0
Net interest	0.0
Tax paid	0.0
Net increase/(decrease) in cash	1.7
Cash at beginning of period	6.2
Cash at end of period	7.9